Exhibit 10.1
THIS AGREEMENT is made as of July 16, 2009.
B E T W E E N:

Randgold Resources Limited, a corporation existing under the laws of Jersey

(hereinafter referred to as “Randgold”)

- and -

AngloGold Ashanti Limited, a corporation existing under the laws of South Africa (hereinafter referred to as “AngloGold”)
RECITALS:
A.	Moto Goldmines Limited (“Moto”) is a Canadian public company listed on the Toronto Stock Exchange and on the Alternative Investment Market of the London Stock Exchange. It is currently subject to a proposed acquisition transaction by Red Back Mining Inc. (“RedBack”) to be effected under a plan of arrangement under the laws of British Columbia (the “RedBack Transaction”), in accordance with the terms and conditions set forth in the Arrangement Agreement dated June 1, 2009 between RedBack, 0853134 B.C. Ltd. and Moto, as amended effective June 26, 2009 (the “RedBack Agreement”).

B.	Randgold and AngloGold have been separately considering the benefits of acquiring the gold project in the Democratic Republic of Congo (“DRC”) held by Moto and have decided that it is in their mutual interests to acquire and develop such project jointly.
NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:
1.	Proposed Transaction
1.1 Acquisition of Moto. Randgold intends to propose to Moto that it enter into a plan of arrangement under the laws of British Columbia (the “Acquisition”, which expression shall, unless the context otherwise requires, be deemed to include an Alternative Transaction (as defined in Section 2.7 hereof)) involving Randgold, a newly-established corporation (“Holdco”) to be incorporated directly or indirectly by Randgold under the laws of Jersey and a newly-incorporated special-purpose indirect subsidiary of Holdco to be incorporated under the laws of British Columbia (“BidCo”), pursuant to which:
(i)	BidCo would acquire all of the outstanding common shares of Moto, including depositary interests representing common shares of Moto (collectively, the “Moto Shares”) in consideration of the delivery of such number of Randgold ordinary shares or Randgold ordinary shares represented by American Depositary Shares (“ADSs”) for each Moto

Share (the “Exchange Ratio”), as would equate to a value of C$5.00 per Moto Share based upon the closing price of a Randgold ADS as quoted on Nasdaq on the day prior to the earlier of public announcement of the proposed terms of the Acquisition and the submission of the first proposal of terms of the Acquisition to Moto. Moto Shareholders shall also be offered a partial cash alternative in US$ per Moto Share of up to a maximum of 50% of the value of the Share Consideration (the “Maximum Cash Amount”) where “Share Consideration” shall be calculated as the Exchange Ratio multiplied by the closing price of a Randgold ADS as quoted on Nasdaq on the day prior to the earlier of public announcement of the proposed terms of the Acquisition and the submission of the first proposal of terms of the Acquisition to Moto. The mechanics of the Acquisition, including the cash alternative will be as more fully described in the plan of arrangement attached as Schedule A to the Arrangement Agreement (as defined below);
(ii)	if permissible, the holders of the options (the “Options”) to acquire Moto Shares would be offered the option to either (X) receive from Moto the cash value of the “in-the-money” value of such Options, if any, or (Y) exchange their Options for new phantom options (“Phantom Options”) that would be cash settled securities of Holdco referenced to the price of Randgold ADSs at the point of exercise less the strike price of the Phantom Option, whereby the vesting and expiration period of the Phantom Options issued shall be the same as the Options that they replace and the aggregate number of the Phantom Options issued shall be obtained by multiplying the Exchange Ratio by the aggregate number of Options outstanding at the Completion Time (as defined below), and the strike price of each Phantom Option shall be obtained by dividing the exercise price of each such existing Option by the Exchange Ratio; and

(iii)	if permissible, warrants to acquire Moto Shares (“Warrants”) shall be exchanged for warrants of Randgold to acquire Randgold shares by reference to the Exchange Ratio.
Randgold will propose to Moto that it enter into an arrangement agreement in the form attached hereto as Schedule A, subject to such variations as may be agreed by the Representatives (as defined below) (the “Arrangement Agreement”).
The parties acknowledge that, in connection with the Acquisition, Randgold will be required to provide prospectus-level disclosure about its business and operations (including technical reports in accordance with National Instrument 43-101 of the Canadian securities administrators), the arrangements with AngloGold and the plans for the Moto business. AngloGold shall use its commercially reasonable efforts to promptly provide to Randgold such information, documents and other assistance as may be reasonably requested by Randgold or requested by a securities commission or other regulatory authority for inclusion in any circular or notice of change or other filing (or amendment or supplement thereto) relating to the Acquisition to be provided to Moto shareholders and/or filed with the applicable securities commissions or other regulatory authorities (each a “Transaction Document”) and shall provide commercially reasonable cooperation in the preparation of the Transaction Documents.
Except as required by applicable law, Randgold will not make any disclosure concerning AngloGold or of information supplied by AngloGold for inclusion in any Transaction Document except with the prior written consent of AngloGold, which consent shall not be unreasonably withheld or delayed. Each of the parties covenants that none of the information supplied by it for inclusion or incorporation by reference in any Transaction Document will, at the time such Transaction Document is publicly filed, filed with any stock exchange or other regulatory authority or otherwise disseminated, and at the time of any amendment or supplement thereto, contain an untrue statement of a material fact or omit to state a material fact that is required to be stated or that is necessary to make a statement in such Transaction Document not misleading in light of the circumstances in which it was made. Randgold will provide AngloGold and its advisors with a reasonable opportunity to review and comment on any Transaction Document before it is mailed to the holders of Moto Shares or filed with any stock exchange or securities regulatory authority and Randgold shall give reasonable consideration to AngloGold’s comments thereon (it being agreed that any information included in any Transaction Document (a) in respect of AngloGold, and (b) in respect of the material terms and conditions of the Acquisition, or any arrangements made between the parties hereto in connection with the Acquisition, shall be in form and content satisfactory to AngloGold, acting reasonably and without delay). Each of the parties will promptly notify the other if at any time before the Completion Date (as defined below) it becomes aware that any Transaction Document contains an untrue statement of a material fact or omits to state a material fact that is required to be stated or that is necessary to make a statement in such Transaction Document not misleading in light of the circumstances in which it was made or that an amendment or supplement to any Transaction Document may be required.
1.2 Post-Acquisition Joint Venture. Simultaneous with entering into this Agreement, the parties shall enter into a joint venture agreement (the “JV Agreement”), which shall take effect only at the Completion Time (as defined below).
1.3 Completion Date and Completion Time. For purposes of this Agreement, the “Completion Date” means the date on which the Completion Time occurs, and the “Completion Time” means the effective time of the arrangement as provided for in the plan of arrangement in relation to the Acquisition or, if the Acquisition is restructured as a takeover bid, the time at which Randgold has acquired all of the outstanding Moto Shares.
1.4 Acquisition of Interest in Holdco by AngloGold.
1.4.1	The AngloGold Interest. Subject to the terms and conditions hereof, AngloGold (or a designated affiliate of AngloGold) agrees that it shall purchase a 50% equity interest in Holdco (the “AngloGold Interest”) by paying the AngloGold Purchase Price (as defined below) in the manner and on the basis set out in this Section 1.4.

1.4.2	Availability of Funds to AngloGold. On or before the earliest of (a) the date on which the Arrangement Agreement, or any other agreement in respect of the Acquisition, is entered into by Randgold and Moto; (b) the date on which the Acquisition is publicly announced in accordance with the terms of this Agreement; (c) the date on which any Transaction Document is mailed to Moto Shareholders; and (d) the date on which any Transaction Document is filed with any securities commission or other regulatory authority, AngloGold will provide to Randgold a certificate in the form attached hereto as Schedule B (the “Fund

Availability Certificate”) signed by one of AngloGold’s senior officers (on behalf of AngloGold and without personal liability).
1.4.3	Form and Currency of Payment. In accordance with the terms of this Agreement, AngloGold will make payment for the AngloGold Interest by delivery of cash to or to the order of Randgold (including, for greater certainty, the cash proceeds of any placing or other offering of AngloGold securities by or on behalf of AngloGold).
The currency for making all cash payments and related calculations shall be US dollars converted (a) from Canadian dollars using the noon buying rate for one (1) US dollar expressed in Canadian dollars as published by the Bank of Canada, or (b) using the Exchange Rate, in the case of both (a) and (b), as at the business day immediately preceding the date upon which such payment is due. “Exchange Rate” means on any day, with respect to any currency other than US dollars, the rate at which such currency other than US dollars may be exchanged into US dollars, as set forth at approximately 11:00 a.m. London time, on such day on the Bloomberg Market Data Currencies Page for such currency other than US dollars. For purposes of this Agreement, a “business day” shall mean any day, other than a Saturday or Sunday, on which banks are generally open to accept deposits and transact business in the City of London, England.

1.4.4	Calculation of AngloGold Purchase Price. The “AngloGold Purchase Price” shall be calculated as the aggregate of:
(A)	the Maximum Cash Amount multiplied by the number of Moto Shares outstanding as at the Completion Time;

(B)	if the Parties agree subject to Section 2.1 to increase the proposed consideration to be paid to Moto Shareholders subsequent to the public announcement or first proposal of terms of the Acquisition to Moto, 50% of the incremental increase in total aggregate consideration to Moto Shareholders, if any, calculated as the difference between (i) the US$ value of the revised consideration per Moto Share based, where appropriate, on the closing price of Randgold ADSs as quoted on NASDAQ on the trading day prior to the earlier of the revised consideration being publicly announced or proposed multiplied by the number of Moto Shares outstanding as at the Completion Time and (ii) the Share Consideration multiplied by the number of Moto Shares outstanding as at the Completion Time;

(C)	50% of the value of the Randgold ordinary shares and/or Randgold ADSs issued before or after the Completion Time in connection with the settlement of Agreed Liabilities (as defined below), in either case determined as the product of (i) the three (3) day volume-weighted average price of Randgold ordinary shares (based upon the trading prices and volumes of the Randgold ordinary shares represented by ADSs as quoted and traded on NASDAQ on the three (3) trading day period ending on the date of issuance of such Randgold ordinary shares (the “Randgold Value Calculation Date”)) and (ii) the number of Randgold ordinary shares and/or Randgold ADSs issued in connection with the settlement of Agreed Liabilities on such Randgold Value Calculation Date;
(D)	50% of: (i) the aggregate “in-the-money” value of all Options in respect of which the holders of such Options have elected to receive a cash payment equal to the “in-the-money” value of such Options pursuant to the Acquisition, in consideration of the transfer to, and cancellation by, Moto of such Options at the Completion Time; (ii) any cash payments made by Randgold or an affiliate thereof (which, for greater certainty, shall be deemed to not include Moto or its subsidiaries) in connection with the settlement of Agreed Liabilities; and

(E)	50% of the value of any Randgold warrants issued in consideration for Warrants pursuant to the Acquisition, determined in accordance with the Black-Scholes pricing model. Such calculation shall be made using the mid-market closing price of Randgold ADSs on the trading day preceding the date of issuance of such Randgold securities and values for other option valuation parameters to be determined on a basis acceptable to the parties acting reasonably.
1.4.5	Payment of Initial Payment Amount.
(a)	At least five (5) business days prior to the date on which Bidco is to make payment to Moto Shareholders pursuant to the Acquisition, the parties shall mutually agree, each acting reasonably, on an estimate (the “Initial Payment Amount”) of the aggregate of the amounts specified in Sections 1.4.4 (A), (B), (D)(i) and (E), which Initial Payment Amount will include only an estimate, based on the best information then available and supported by such supporting documentation as either of the parties may reasonably require.

(b)	At least two (2) business days prior to the date on which Bidco is to make payment to Moto Shareholders pursuant to the Acquisition, AngloGold or its subsidiary shall deliver the Initial Payment Amount as follows:
(A)	AngloGold or its subsidiary shall transfer to Holdco by way of immediately deliverable funds an amount equal to:
(I)	the estimated amount of cash necessary to pay cash to all of the Moto Shareholders who chose to receive cash in respect of their Moto Shares, as described in Section 1.1(i) hereof (the “Acquisition Cash”), it being agreed that the Acquisition Cash shall in no event exceed the Maximum Cash Amount multiplied by a good faith estimate of the number of Moto Shares expected to be outstanding as at the Completion Time; and
(II)	the estimated amount required to be paid by AngloGold pursuant to the provisions of Section 1.4.4(D)(i); and
(B)	AngloGold or its subsidiary shall transfer to Randgold by way of immediately deliverable funds an amount equal to the balance of the Initial Payment Amount.
(c)	Forthwith upon receipt by Holdco and Randgold of the payments set forth above in Section 1.4.5(b), and in consideration therefor, Randgold shall (i) transfer to AngloGold or its subsidiary such number of shares of Holdco, and/or (ii) procure that Holdco will issue to AngloGold or its subsidiary such number of shares of Holdco, as is necessary to ensure that, following delivery of the Initial Payment Amount in accordance with the provisions of Section 1.4.5(b) and the transfer and/or issuance of such shares of Holdco, each of Randgold and AngloGold (or their respective subsidiaries) holds 50% of the number of issued and outstanding shares of Holdco. In the event that there is any restriction under applicable Jersey law that would prevent Randgold (or a subsidiary of Randgold) from holding a beneficial 50% interest in Holdco prior to the Completion Time, the parties agree to co-operate in making such arrangements (and causing Holdco and their respective subsidiaries to make such arrangements) as are necessary to ensure that, from and after the Completion Time, each of Randgold and AngloGold (or their respective subsidiaries) holds 50% of the number of issued and outstanding shares of Holdco.

(d)	As soon as reasonably practicable, and in event within five (5) business days, following the Completion Date, Randgold shall deliver to AngloGold an accounting (including such supporting documentation as AngloGold may reasonably request) in respect of the difference, if any, between (i) the Initial Payment Amount and (ii) the aggregate of the amounts specified in Sections 1.4.4 (A), (B), (D)(i) and (E), as finally determined (the “Completion Payment Amount”). In the event that:
(A)	the Completion Payment Amount exceeds the Initial Payment Amount, AngloGold or its subsidiary shall promptly, and in any event within two (2) business days, deliver by way of immediately available funds a cash balancing payment to Randgold, its subsidiary or Holdco, as applicable, in the amount of such excess; or

(B)	the Completion Payment Amount falls short of the Initial Payment Amount, Randgold, its subsidiary or Holdco, as applicable, shall promptly, and in any event within two (2) business days, deliver by way of immediately available funds a cash balancing payment to AngloGold or its subsidiary in the amount of such shortfall.
(e)	Each of the parties agree that, in connection with any cash balancing payment made by Randgold, Randgold’s subsidiary, Holdco, AngloGold or AngloGold’s subsidiary in accordance with the provisions of Section 1.4.5(d) above, each of the parties shall, and shall cause its respective subsidiaries and Holdco to, cooperate in making such further issuances or further transfers of Holdco shares as between them, and shall (and shall cause its subsidiaries and Holdco to) do all such further things and execute all such further documents or instruments in connection therewith, as are necessary to ensure that, following completion of the Acquisition and payment of the AngloGold Purchase Price in full, each of the parties continues to hold that number of shares of Holdco as is equal to 50% of the number of issued and outstanding shares of Holdco. For these purposes, the parties recognize that Holdco will be issuing shares to Randgold (or its subsidiary) in consideration for the consideration to be provided by Randgold in connection with the Acquisition.
1.4.6	Agreed Liabilities. For purposes of this Agreement, “Agreed Liabilities” shall include only those liabilities of Moto or its subsidiaries (including, if the parties so determine, any liabilities arising under the GICC Agreement and the OKIMO Assignment (as such terms are defined in the RedBack Agreement)) that the parties agree should be paid by Randgold or an affiliate thereof (which, for greater certainty, shall be deemed not to include Moto or its subsidiaries) in connection with completing the Acquisition. All Agreed Liabilities shall be set forth in a written instrument (the “Agreed Liabilities Schedule”) to be executed by each of the parties and delivered to the other at the Completion Time. The Agreed Liabilities Schedule shall, among other things, include in respect of each Agreed Liability reflected thereon the maximum cash amount (or its equivalent in value, in the event that any Agreed Liability is to be settled by the issuance of Randgold ordinary shares) (the “Settlement Cap”) that Randgold or an affiliate thereof (which, for greater certainty, shall be deemed not to include Moto or its subsidiaries) shall be authorized to pay in settlement of such Agreed Liability.

1.4.7	Settled Liabilities. Upon settlement of an Agreed Liability, Randgold shall deliver to AngloGold a revised Agreed Liabilities Schedule reflecting, among other things, the Agreed Liabilities that have been settled by Randgold and the amount of such settlement (the “Settled Amount”) (together with such receipts, invoices or other evidence of settlement as AngloGold may reasonably require). AngloGold will pay in immediately available funds, to an account specified by Randgold, 50 % of the Settled Amount in US currency pursuant to and in accordance with the provisions of Section 1.4.3 within two (2) business days of receipt by AngloGold of the revised Agreed Liabilities Schedule.

1.4.8	Unsettled Liabilities. If, following the Completion Date:

(a)	the parties mutually agree, acting reasonably, that an Agreed Liability cannot be settled for an amount that is less than or equal to its Settlement Cap; or

(b)	an Agreed Liability is not so settled for an amount that is less than or equal to its Settlement Cap on or before the date that is 3 months from the Completion Date (or such earlier date on which the Agreed Liability would otherwise become due and payable in accordance with its terms);
then, in either case:
(c)	such Agreed Liability (the “Unsettled Liability”) shall be deemed to have ceased to be an Agreed Liability, and the parties shall, as soon as reasonably practicable, and in any event within two (2) business days thereof, execute and deliver to one another an amended Agreed Liabilities Schedule reflecting the deletion of such Unsettled Liability; and

(d)	settlement of such Unsettled Liability shall thereafter become the responsibility of Moto (or the relevant subsidiary of Moto); provided, however, that in the event that the parties mutually determine that it is necessary to fund Moto (or the relevant subsidiary of Moto), through Holdco, in respect of any amounts paid or payable in connection with the settlement of an Unsettled Liability, the respective obligations of the parties in connection with such funding shall be determined in accordance with those provisions of the JV Agreement (including Section 11 thereof) governing the obligation of the parties to fund Holdco.
1.4.9	Payments to Dissenting Shareholders. The parties agree that any payment to be made in connection with the Acquisition to dissenting holders of Moto Shares will be the direct obligation of Moto and will be made by Moto following the Completion Time in accordance with the provisions of the Business Corporations Act (British Columbia) (as modified by the plan of arrangement relating to the Acquisition). In the event that the parties determine that it is necessary to fund Moto, through Holdco, in respect of any amounts so paid to dissenting holders of Moto Shares, the respective obligations of the parties in connection with such funding shall be determined in accordance with those provisions of the JV Agreement (including Section 11 thereof) governing the obligation to fund Holdco.

1.4.10	Dispute Resolution. In the event of a dispute in respect of the AngloGold Purchase Price, the Initial Payment Amount, the Completion Payment Amount, or the Costs and Expenses provided for in Section 2.9 hereof, Randgold and AngloGold shall negotiate in good faith to resolve such dispute. In the event that Randgold and AngloGold are unable to resolve the dispute within two (2) business days, they shall promptly submit such dispute to a mutually agreed upon reputable independent accounting firm (the “Auditor”) which does not audit the financial statements of, or provide tax, consulting or other services to, any of Randgold, AngloGold or their respective affiliates. If Randgold and AngloGold cannot agree upon the selection of the Auditor within a further period of two (2)

business days, each of Randgold’s and AngloGold’s existing auditors or external accountants (or such other auditors/external accountants as Randgold and/or AngloGold may hereafter select to act on their own behalf) shall agree to the selection of the Auditor. The Auditor shall be instructed to deliver as soon as practicable, and in any event within ten (10) days, a determination in writing in respect of the disputed AngloGold Purchase Price and/or (as the case may be) the Costs and Expenses on the basis of the information provided to it and shall give its reasons therefor. The Auditor shall act as an expert (and not as an arbitrator) in making such determination, which shall be final and binding on the parties (in the absence of manifest error), without any right of appeal. Each party shall bear its own costs and expenses in relation to such determination and the costs of the Auditor shall be borne between the parties in such proportions as the Auditor may in its discretion determine or, in the absence of such determination, as to fifty per cent. by AngloGold and fifty per cent. by Randgold.
2.	The Acquisition
2.1 Conduct of the Acquisition. The implementation of the Acquisition, including all decisions as to its timing and material terms and conditions (including, without limitation, any consideration, benefit or inducement to be offered to holders of Moto Shares, Options or Warrants, or to other stakeholders (including officers or employees) of Moto in connection with the Acquisition), or any waiver of, or alteration or amendment to, such terms and conditions, shall be subject to the prior approval of each of Randgold and AngloGold through the Representatives. However, Randgold will have carriage of, and primary responsibility for, (i) negotiations and communications with Moto, its shareholders and regulatory authorities (other than the Government of the DRC, it being acknowledged and agreed that any negotiations and/or communications with the Government of the DRC shall be lead by Randgold, in cooperation with AngloGold, and shall be subject to mutual agreement of, AngloGold and Randgold) and (ii) the preparation and filing of any stock exchange, securities commission or regulatory applications, filings and/or approvals required in connection with the Acquisition; provided, however, that Randgold and AngloGold shall each have sole responsibility for preparing and filing any regulatory applications, filings and/or approvals specifically required by it but not the other party in connection with the Acquisition. Notwithstanding anything in the foregoing or elsewhere in this Agreement, it is acknowledged and agreed by the parties that any ongoing interaction and/or commitment of Moto, Holdco, BidCo or their respective subsidiaries with or to governmental authorities, regulators and other persons following the Completion Time shall be subject to the approval of each of Randgold and AngloGold through the Representatives (except to the extent that the same shall be governed by the JV Agreement). AngloGold will provide all information and use commercially reasonable efforts to provide such other assistance in respect of the preparation and filing of any stock exchange, securities commission or regulatory applications, filings and/or approvals (other than those specifically required by Randgold but not the other party in connection with the Acquisition) as Randgold may reasonably require; and Randgold agrees to provide progress reports to AngloGold in respect of such applications and approvals on at least a weekly basis and at such other times as AngloGold may reasonably request.

2.2 Representatives. Each party shall nominate two representatives who are empowered to bind that party and who, together with the other party’s representatives (collectively, the “Representatives”), will, subject to any restrictions imposed by applicable corporate law statute or regulation or the constating documents of the parties, make all key decisions concerning the conduct of the Acquisition. The Representatives will be provided with all necessary support by the parties and shall meet on a regular basis and keep in regular communication to ensure that the Acquisition is progressed in a timely and effective manner.
2.3 Public Relations. Randgold and AngloGold will cooperate to develop a mutually acceptable framework for descriptions of the Acquisition and the relationship of the parties. Randgold will organise and co-ordinate all public relations matters relating to the Acquisition, including press releases, press conferences, conference calls, meeting with investors and analysts and any road show, it being acknowledged and agreed that any written materials prepared or distributed in connection with any of the foregoing shall, to the extent that they include any reference to AngloGold, be in form and content satisfactory to AngloGold, in its sole discretion. At the request of Randgold, AngloGold will use its commercially reasonable efforts to make its senior executives available to participate in any or all of such events and express their support for the Acquisition. Notwithstanding anything in the foregoing, Randgold shall not be entitled or obligated to organise and/or co-ordinate the preparation or dissemination of materials required to satisfy any public disclosure requirement which AngloGold may be subject to in connection with the Acquisition; provided, however, that to the extent that any such materials include any reference to Randgold, such materials shall be in form and content satisfactory to Randgold, in its sole discretion.
2.4 Mutual Co-operation Covenants. The parties covenant to cooperate in all reasonable respects and to use their commercially reasonable efforts to ensure the successful completion of the Acquisition on the basis envisaged by this Agreement. Each of the parties shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner reasonably practicable, the Acquisition. Without limiting the foregoing, neither party will take, or cause to be taken, or do, or cause to be done, anything which would be reasonably likely to impair the likelihood of consummation of the Acquisition.
2.5 Consideration. The consideration offered for the Moto Shares, Options and Warrants shall be as described in Section 1 above.
2.6 Conditions to Proceeding with the Acquisition. Randgold shall not enter into the Arrangement Agreement or any support agreement or other definitive agreement with Moto (a “Definitive Agreement”) or otherwise commit to proceed with the Acquisition, and neither party shall be required to proceed with the Acquisition, unless the following conditions precedent have been satisfied or waived, in either case by mutual agreement of the parties hereto, upon or prior to the date of entering into a Definitive Agreement or making such commitment:
(a)	the parties shall have entered into the JV Agreement, with effect from the Completion Time;

(b)	voting agreements (“Voting Agreements”) in a form mutually agreeable to the parties shall have been entered into by each of Elk, Moose and Ox, none of the Voting Agreements shall have been terminated, and no event shall have occurred that, with notice or lapse of time or both, would give a party to any of the Voting Agreements the right to terminate any of the Voting Agreements;

(c)	no law, regulation or policy will have been proposed, enacted, promulgated or applied prohibiting the Acquisition, and no governmental authority shall have taken any action or made any statement to terminate, materially impair, or materially adversely affect any property right, franchise or licence of Moto or the implementation of the Acquisition;

(d)	Moto shall have provided, pursuant to the terms of Section 7.2.3(c) of the RedBack Agreement, any waiver required for the Acquisition to proceed;

(e)	Randgold shall have complied with its covenants set forth in Section 2.10.2 and Moto shall have agreed to grant AngloGold access to any confidential information of Moto made available to Randgold on substantially the same terms and conditions;

(f)	Randgold shall have complied with its covenants set forth in Section 2.10.3;

(g)	the Acquisition will be effected through an arrangement or takeover bid under Canadian securities laws, negotiated with and recommended by the board of directors of Moto;

(h)	if the Acquisition is structured as a takeover bid under Canadian securities laws, the bid shall contain a condition that Randgold shall not take up or pay for any Moto Shares deposited under such bid unless and until at least 66 2/3% of the outstanding Moto Shares have been deposited to, and not withdrawn from, such bid;

(i)	the parties shall have received from the Government of the DRC such oral or written consents, approvals and confirmations (or such other comfort as may be acceptable to the parties, acting reasonably and having regard for local custom in respect of the grant, or failure to grant, formal consents, approvals and confirmations) as they shall have deemed necessary or advisable in connection with completing the Acquisition;

(j)	the parties shall be satisfied with the terms and conditions in the Definitive Agreement;

(k)	AngloGold shall have delivered the Fund Availability Certificate to Randgold; and

(l)	AngloGold shall have received the approval of the South African Reserve Bank in regards to this Agreement and the JV Agreement. It is agreed by the parties that this condition (l) shall not be available to AngloGold, unless it undertakes commercially reasonable efforts to pursue such approval.
2.7 Structure and Second-Step Transaction. The parties anticipate that the Acquisition will be effected through (i) an arrangement or (ii) a takeover bid made in compliance with Canadian securities laws and including the condition described in Section 2.6(h), in either case negotiated with and recommended by the board of directors and management of Moto (a “Recommended Transaction”). However, subject to Section 1.2, if the parties mutually determine that it is necessary or desirable, the Acquisition may be structured as an arrangement proposed by one or more shareholders of Moto, a requisitioned meeting of the Moto Shareholders, a takeover bid under Canadian securities laws or another mutually agreeable structure or form of transaction. The parties agree that if it is mutually determined that it is necessary or desirable to proceed with an alternative transaction or alternative transaction structure (an “Alternative Transaction”) under this clause, then, subject to Section 2.8, all terms, conditions, covenants, representations, warranties and other provisions of this Agreement shall be and shall be deemed to have been made in the context of such Alternative Transaction, with such modifications as the parties mutually agree are necessary or desirable to give effect to the foregoing. The parties further agree that if, as a result of such mutual determination that it is necessary or desirable to proceed with an Alternative Transaction, a second-step transaction (a “Second-Step Transaction”) is required in order to acquire the Remaining Moto Shares, all terms, conditions, covenants, representations, warranties and other provisions of this Agreement shall be and shall be deemed to have been made in the context of such Second-Step Transaction, with such modifications as the parties mutually agree are necessary or desirable to give effect to the foregoing.
2.8 Alternative Transaction. In the event that a Definitive Agreement has not been entered into by Randgold and Moto and the parties believe it is desirable to proceed with an Alternative Transaction that is not a Recommended Transaction, Randgold and AngloGold will as promptly as possible and in any event within three (3) business days after determining that it is desirable to proceed with such an Alternative Transaction, determine whether the Alternative Transaction should proceed and if so on what terms, including, without limitation, a determination of any limits on the consideration to be offered, the conditions to be included and whether or not such conditions may be waived (including, specifically, any minimum tender condition) and the timing for such waivers, if any. In the event that a Definitive Agreement has not been entered into by Randgold and Moto and the parties cannot agree on the terms of an Alternative Transaction, either party may elect to terminate this Agreement by giving notice in writing to the other and if such an election is made, the party that does not so elect to terminate this Agreement may proceed without the other to make a separate offer (provided that such offer is made by such party acting alone, and not jointly or in concert with another bidder, or as part of another consortium) for all of the shares or assets of Moto, provided that if the party proceeding is AngloGold, AngloGold shall first have reimbursed Randgold for the Costs and Expenses, as determined in accordance with clause 2.9 hereof, reasonably incurred by Randgold up until the date of termination of this Agreement by Randgold.
2.9 Costs and Expenses. The parties agree that AngloGold shall reimburse Randgold for the following costs and expenses incurred by Randgold in connection with the Acquisition (collectively, the “Costs and Expenses”):

(a)	the lesser of:
(i)	US $1,000,000, and

(ii)	50% of the amount by which Randgold’s investment banking fees (as evidenced by an actual invoice rendered by Randgold’s investment banker to Randgold, and excluding out-of-pocket expenses) exceed AngloGold’s investment banking fees (as evidenced by an actual invoice rendered by AngloGold’s investment banker to AngloGold, and excluding out-of-pocket expenses); plus
(b)	50% of all other costs and expenses incurred by Randgold since June 1, 2009 in connection with the Acquisition until the date of termination of this Agreement, provided that the costs and expenses of Randgold’s legal counsel in respect of negotiating this Agreement, the JV Agreement or any other definitive agreement negotiated or entered into between the parties in connection with the Acquisition shall be excluded.
Regardless of whether the Acquisition is completed or this Agreement is terminated, AngloGold shall pay to Randgold (or to the order of Randgold) an amount in cash equal to the Costs and Expenses within three (3) business days of receiving a written accounting of such Costs and Expenses from Randgold.
2.10 Further Covenants of Randgold
2.10.1	In the event that Randgold becomes entitled, pursuant to the terms of a Definitive Agreement entered into with Moto, to (i) reimbursement of all or any part of the costs and expenses incurred by Randgold (and/or its affiliates) in connection with the Acquisition or any Alternative Transaction, or (ii) any termination fee, “break fee” or similar fee payable by Moto (or any of its affiliates) or by any third party to Randgold (or any of its affiliates) (any payment of the type referred to in subparagraphs (i) and (ii) being hereinafter referred to as a “Termination Payment”), then Randgold shall, within two (2) business days of receipt by it (or any of its affiliates) of such Termination Payment, pay to AngloGold (or to the order of AngloGold) an amount equal to fifty per cent (50%) of such Termination Payment.

2.10.2	In the event that Randgold is or has been at any time, whether before or after the date of this Agreement, granted access to confidential information of Moto in connection with negotiating and/or pursuing the Acquisition, Randgold will use commercially reasonable efforts to procure that AngloGold is granted access to such confidential information of Moto on substantially the same terms and conditions.

2.10.3	Randgold shall permit AngloGold (and its counsel) to review and comment upon drafts of any Definitive Agreement proposed to be entered into by Moto and Randgold and, following the date hereof, any voting agreement, lock-up agreement or similar agreement proposed to be entered into by Randgold and a significant shareholder of Moto and the parties will cooperate with one another in negotiating and settling such agreements with Moto and, following the date hereof, any such significant shareholder.
2.10.4	Randgold shall not waive, amend, modify or fail to enforce any term of any Definitive Agreement or of any voting agreement, lock-up agreement or similar agreement entered into with a significant shareholder of Moto, or agree to do any of the foregoing, without the prior written consent of AngloGold.

2.10.5	Randgold shall promptly (and in any event, within twenty-four (24) hours) notify AngloGold, if it becomes aware of any fact, event, occurrence or circumstance (including any determination made by Randgold) that would, or could reasonably be expected to (with the passage of time or otherwise), give rise to a right of either Randgold or Moto to terminate its obligations under the Definitive Agreement. In connection therewith, Randgold shall promptly (and in any event, within twenty-four (24) hours) notify AngloGold if:
(a)	Randgold receives any written notice or other communication from Moto pursuant to the terms of the Definitive Agreement, and provide a copy of such notice or other communication to AngloGold; and

(b)	Randgold receives any other communication from Moto relating to a fact, event, occurrence or circumstance (including any determination made by Moto) that would, or could reasonably be expected to (with the passage of time or otherwise), give rise to a right of either Randgold or Moto to terminate its obligations under the Definitive Agreement.
2.11 Expiry of Agreement. Notwithstanding any other provision of this Agreement, unless otherwise agreed in writing by the parties, if a Definitive Agreement has not been entered into by Randgold and Moto, or the proposed Acquisition has not been publicly announced for any reason, on or before the earlier of (i) the latest deadline for submitting proxies or depositing Moto Shares, in either case in respect of the RedBack Transaction or any amendment thereto agreed to by RedBack or any of its affiliates in response to a “Superior Proposal” (as defined in the arrangement agreement governing the RedBack Transaction, as amended), after taking account of all extensions thereto, and (ii) the latest deadline for submitting proxies or depositing Moto Shares, in either case in respect of any “Superior Proposal” agreed to between Moto and any person other than RedBack or any of its affiliates, after taking account of all extensions thereto, as applicable, this Agreement will terminate without any further action being required on the part of either party. In the event of the termination of this Agreement under this Section 2.11, either party may proceed without the other to make a separate offer (provided that such offer is made by such party acting alone, and not jointly or in concert with another bidder, or as part of another consortium) for all of the shares or assets of Moto, provided that if the party proceeding is AngloGold, AngloGold shall first have reimbursed Randgold for the Costs and Expenses, as determined in accordance with Section 2.9 hereof, reasonably incurred by Randgold up until the date of termination of this Agreement.

2.12 Use of Transaction Materials. In the event of the termination of this Agreement under Section 2.8 or Section 2.11, either party shall be permitted, provided that it is otherwise entitled pursuant to the terms of such Sections to proceed without the other to make a separate offer for all of the shares or assets of Moto, to make use of any materials, information, advice or documents prepared by it or prepared jointly with the other party as part of or pursuant to the planning or implementation of the Acquisition, provided that (i) such party shall, except as may be required by applicable law, keep confidential and not include or incorporate by reference in any Transaction Document any information relating exclusively to, or prepared by, the other party in accordance with Section 3; and (ii) if the party making use of such materials, information advice or documents hereunder is AngloGold, AngloGold shall first have reimbursed Randgold for the Costs and Expenses, as determined in accordance with Section 2.9 hereof, reasonably incurred by Randgold up until the date of termination of this Agreement.
3.	Confidentiality
3.1 General. The parties acknowledge that each party has provided and may provide the other party with access to information, plans, proposals, reports, data and materials (“Information”) relating to such party and its affairs (collectively “Confidential Information”). Randgold acknowledges that it has not received, and will not receive, any information in respect of Moto from AngloGold, and the parties further acknowledge that its decision to proceed with the Acquisition has been made solely in reliance upon its own investigations in respect of Moto. The term “Confidential Information” further includes any matter relating to (i) this Agreement, (ii) the Acquisition, and (iii) any other agreements related to the Acquisition; but does not include Information which: (a) was already in the possession of the receiving party prior to its disclosure by the disclosing party pursuant to this Agreement, as evidenced by the receiving party’s written records, (b) becomes generally available to the public other than as a result of a disclosure by the receiving party or its directors, officers, employees or agents in contravention of this Agreement, (c) becomes available to the receiving party on a non-confidential basis from a source other than the disclosing party, provided that the receiving party reasonably believes that such source is not bound by a confidentiality agreement with the disclosing party and is not otherwise prohibited from transmitting the Information to the receiving party by any contractual, legal or fiduciary obligation, or (d) relates to Moto and was obtained from and after the successful implementation of the Acquisition or the termination of this Agreement. Each party agrees that, except as otherwise specifically provided herein, it shall keep all Confidential Information provided to it by the other party strictly confidential and shall not disclose such Confidential Information to any person other than such of its directors, officers, employees, representatives, consultants, advisors and agents (collectively, the “Personnel”) as require such information in connection with the transactions contemplated by this Agreement. Each party shall take all reasonable steps to minimize the risk of disclosure of the Confidential Information, by ensuring that:
(a)	it restricts access to the Confidential Information to Personnel who are integral to the consideration, evaluation or implementation of the transactions contemplated by this Agreement, and instructing and requiring such persons to keep the Confidential Information confidential;

(b)	it provides proper and secure storage for written Confidential Information; and

(c)	it does not make, permit or cause to be made unnecessary copies of the Confidential Information.
Each party shall be responsible for any breach of this Agreement by any of its Personnel.
3.2 Use of Confidential Information. Except as otherwise specifically provided herein, a party receiving Confidential Information (the “Receiving Party”) from the other party (the “Disclosing Party”) shall not use, and shall cause its Personnel not to use, the Confidential Information of the Disclosing Party for any purpose other than considering, evaluating and, if the Acquisition proceeds, implementing the Acquisition, all subject to the terms and conditions set out herein.
3.3 Return of Information. Upon the termination of this Agreement, (i) all physical copies of the Confidential Information disclosed by the Disclosing Party to the Receiving Party and/or its Personnel shall be returned to the Disclosing Party, (ii) all electronic copies of the Confidential Information disclosed by the Disclosing Party to the Receiving Party and/or its Personnel, shall be destroyed by the Receiving Party, immediately upon request, and (iii) the Receiving Party shall deliver to the Disclosing Party a certificate confirming in writing compliance by it and its Personnel with this Section 3.3. Notwithstanding the foregoing, the Receiving Party and its Personnel shall each be entitled to retain one copy of any material constituting Confidential Information to the extent relevant to demonstrate it or its Personnel’s compliance with any legal, fiduciary or professional obligation or document retention policy (it being agreed, however, that any such copies so retained shall continue to be subject to the confidentiality obligations set forth herein).
3.4 Disclosure Required by Law. Notwithstanding anything contained herein, either party may disclose any Confidential Information if, in the opinion of the disclosing party’s legal counsel:
(a)	such disclosure is legally required to be made in a judicial, administrative or governmental proceeding, or

(b)	such disclosure is required to be made pursuant to the rules or regulations of a securities commission, stock exchange or similar authority applicable to the disclosing party.
Prior to any disclosure of Confidential Information under this Section, the disclosing party shall, unless prevented by law, regulation or legal process from doing so, give the other party at least ten (10) days prior written notice (unless less time is required for disclosure by such rules, regulations or proceedings) and, in making such disclosure, the disclosing party shall disclose only that portion of the Confidential Information which it is advised by legal counsel is required to be disclosed and shall take all reasonable steps to preserve the confidentiality thereof, including, without limitation, obtaining protective orders and supporting the other party in intervention in any such proceeding.
3.5 No Representation or Warranty. Neither party nor any of their Personnel makes any representation or warranty, express or implied, as to the accuracy, sufficiency or completeness of Confidential Information disclosed by it. Neither the Disclosing Party nor any of the Disclosing Party’s Personnel shall have any liability whatsoever, under contract, tort, trust or otherwise, to the Receiving Party or any other person resulting from use of the Confidential Information by the Receiving Party or any of the Receiving Party’s Personnel or for omissions from the Confidential Information.
3.6 No Property Rights. The Confidential Information of the Disclosing Party shall at all times remain the property of the Disclosing Party.
3.7 Legal Remedy. The Receiving Party acknowledges and agrees that the Disclosing Party would not have an adequate remedy at law and may be irreparably harmed in the event that any of the provisions of Section 3 hereof were not performed by the Receiving Party and the Receiving Party’s Personnel in accordance with their specific terms or were otherwise breached by the Receiving Party or the Receiving Party’s Personnel. Accordingly, the Receiving Party acknowledges and agrees that the Disclosing Party shall be entitled to injunctive relief to prevent breaches of Section 3 hereof and to specific performance of the terms and conditions of Section 3 hereof in addition to any other remedy to which the Disclosing Party may be entitled at law or in equity, and the Receiving Party shall not plead sufficiency of damages as a defence in any proceeding for such injunctive relief or specific performance.
3.8 Announcements. The parties shall not, and shall not permit any of their respective directors, employees, officers, or affiliates to make, any public announcement about the subject matter of this Agreement whether in the form of a press release or otherwise, without first consulting with each other and obtaining the other party’s written consent, save as required to satisfy any requirement (whether or not having the force of law) of the rules or regulations of a securities commission, stock exchange or similar authority applicable to the disclosing party. In the event that disclosure is required, the other party shall be given a reasonable opportunity to review and comment on any such required disclosure and the disclosing party shall comply with the provisions of Section 3.4 hereof in connection with such disclosure.
4.	Representations and Warranties
     Each party represents and warrants and covenants to the other that, except as disclosed to the other party in writing on or prior to the date hereof:
(a)	it is duly incorporated and validly subsisting, has all necessary corporate power and authority to meet its obligations under this Agreement and that this Agreement has been duly executed and delivered by and constitutes a valid and binding obligation of it;

(b)	it does not own, beneficially or of record, or exercise control or direction over, any Moto securities or any securities convertible into or exchangeable for Moto securities and is not subject to any standstill or other obligations to Moto or any other party that would preclude it from entering into this Agreement or consummating the transactions contemplated hereunder or expose it or, so far as it is aware, the other party to any liabilities as a result of entering into this Agreement or consummating the transactions contemplated hereby;

(c)	the execution, delivery and performance of this Agreement by such party and the consummation of the transactions contemplated hereby will not (i) violate any provision of the organizational or governance documents of such party; (ii) except as otherwise set forth in this Agreement, require such party to obtain any consent, approval or action of, or make any filing with or give any notice to, any governmental authority in such party’s country of organization or any other person pursuant to any instrument, contract or other agreement to which such party is a party or by which such party is bound, other than any such consent, approval, action or filing that has already duly obtained or made or as set out in the Arrangement Agreement; (iii) conflict with, result in any material breach or violation of any of the terms and conditions of, or constitute (whether with notice or lapse of time or both constitute) a default under, any instrument, contract or other agreement to which such party is a party or by which such party is bound; (iv) violate any order, judgment or decree against, or binding upon, such party or upon its respective securities, properties or businesses; or (v) violate any law or regulation of such party’s country of organization or any other country in which it maintains its principal office; and

(d)	it and its affiliates will not, except as contemplated by the Arrangement Agreement, the Voting Agreements or any other definitive documents governing the terms and conditions of an Alternative Transaction, and except in compliance with applicable securities laws, purchase or otherwise acquire, or enter into any agreement, option or other right to purchase or acquire any Moto Shares or any other securities of Moto convertible into or exchangeable for Moto Shares from and including the date hereof until the Completion Date.
5.	General Provisions
5.1 Term of Agreement. Subject to earlier termination pursuant to Sections 2.8 or 2.11, this Agreement shall continue until the earlier of the Completion Date and December 31, 2009, provided that such termination shall not relieve the parties from liability for any breach of this Agreement prior to such date. Notwithstanding the foregoing, Sections 2.8, 2.9, 2.11 and 2.12 hereof shall survive termination of this Agreement; and the confidentiality obligations in Section 3 shall survive for a period of twenty-four (24) months following termination of this Agreement. Notwithstanding the foregoing, following the date that a Definitive Agreement is entered into by Randgold and Moto, this Agreement shall not be capable of rescission or termination unless the Definitive Agreement is terminated. The parties agree that the Definitive Agreement shall be terminated by Randgold if a termination right of Randgold has arisen under and in accordance with the terms of the Definitive Agreement, and either party hereunder provides notice to the other that the Definitive Agreement is to be terminated by Randgold, subject to any cure, notice or similar periods or requirements provided for in the Definitive Agreement.
5.2 No Partnership or Agency. Nothing in this Agreement shall be deemed in any way or for any purpose to constitute either party to this Agreement a partner or agent of the other party.

5.3 Entire Agreement. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and replaces all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties pertaining thereto. There are no conditions, representations, warranties or other agreements between the parties in connection with the subject matter of this Agreement, whether oral or written, express or implied, statutory or otherwise, except as specifically set out in this Agreement.
5.4 Amendment and Waiver. This Agreement may be amended or supplemented from time to time by instrument in writing executed by both parties. Any waiver of a default by either party to this Agreement in the observance or the performance of any part of this Agreement must be in writing and shall not extend to or be taken in any manner to affect any other default.
5.5 Delivery of Documents and Notice. Any notice, request, demand and other communication under this Agreement must be in writing and be furnished, given or delivered, by way of personal delivery (including courier) or fax to the other party at its address or fax number set out below:
To Randgold:

Randgold Resources Limited
La Motte Chambers
La Motte Street
St. Helier
Jersey JE1 1BJ
Channel Islands

Attention:	Company Secretary
Fax No:	+44 1534 735 444
To AngloGold:

AngloGold Ashanti Limited
76 Jeppe Street
Newtown
Johannesburg, 2001
South Africa

Attention:	Company Secretary
Fax No:	+27(0)116376677
Any notice or other communication so given shall be deemed to have been given and received on the day of delivery if delivered, or on the day of faxing, provided that such day is a business day in the place of receipt and such notice or other communication is so delivered, faxed or sent before 4:30 p.m. (local time) on such day. Otherwise, such notice or communication shall be deemed to have been given and received on the next following business day. Any such notice or other communication given in any other manner shall be deemed to have been given and received only upon actual receipt. Either party may from time to time change its address under this Section by notice to the other party given in the manner provided by this Section.
5.6 Time of Essence. Time shall be of the essence of this Agreement in all respects.
5.7 Severability. If one or more of the provisions of this Agreement are determined to be invalid, illegal or unenforceable in any respect under any law, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected or impaired. Each provision of this Agreement is declared to be separate and distinct.
5.8 Governing Law. This Agreement is governed by English law. Each party attorns to the exclusive jurisdiction of the English courts in connection with the enforcement of this Agreement.
5.9 Remedies. The parties hereto agree that, in the event of any breach or threatened breach of this Agreement by one of the parties, the parties will also be entitled, without the requirement of posting a bond or other security, to equitable relief, including specific performance, provided such party is not in material default hereunder. Such remedies will not be the exclusive remedies for any breach of this Agreement but will be in addition to all other remedies available at law or equity to each of the parties.
5.10 No Set-Off. All amounts due under this agreement shall be paid in full without any deduction or withholding save as may be required by law and no party shall be entitled to any set-off or counter-claim against any other party.
5.11 Third Party Beneficiaries. No person who is not party to this Agreement shall have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.
5.12 Further Assurances. Each party shall from time to time take any and all commercially reasonable steps, and execute, acknowledge and deliver any other and further deeds, documents, instruments and assurances as may be necessary to give full force and effect to the purpose and intent of this Agreement.
5.13 Assignment. Either party may assign all or any part of its rights and/or obligations under this Agreement to an affiliate of such party without consent of the other party provided that, if such assignment takes place, the party so assigning its rights and/or obligations under this Agreement shall continue to be liable jointly and severally with the assignee for its obligations hereunder. Except as otherwise provided in this Agreement, this Agreement (including any interest in this Agreement) and the rights of any party to this Agreement may not be assigned or made the subject of any trust in favour of any person without the prior written consent of all other parties hereto.
5.14 Enurement. This Agreement shall enure to the benefit of the parties to this Agreement and their respective successors and permitted assigns.
5.15 Execution In Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same Agreement executed either in original or faxed form and the parties adopt any signatures received by a receiving fax machine as original signatures of the parties; provided, however, that any party providing its signature in such manner shall promptly forward to the other parties an original of the signed copy of this Agreement which was so faxed.
     IN WITNESS whereof the parties to this Agreement have executed this Agreement by their duly authorized officers in that behalf, as of the date first written above.

RANDGOLD RESOURCES LIMITED

By:	/s/ D.M. Bristow

Name:	D.M. Bristow

Title:	Chief Executive

ANGLOGOLD ASHANTI LIMITED

By:	/s/ S. Venkatahishnan

Name:	S. Venkatahishnan

Title:	Executive Director — Chief Financial Officer

By:	/s/ Paul J.G. Dennison

Name:	Paul J.G. Dennison

Title:	Vice President — Mergers & Acquisitions

SCHEDULE A
FORM OF ARRANGEMENT AGREEMENT

SCHEDULE B
FORM OF FUND AVAILABILITY CERTIFICATE